Exhibit 99.1

eGain Announces Fiscal 2012 Fourth Quarter and Full Year Results

•	Strongest quarterly new orders in a decade

•	Hosting revenue for the fourth quarter up 18% sequentially and 35% year-over-year

•	Hosting revenue for fiscal 2012 up 21% over fiscal 2011

•	Total recurring revenue for the fourth quarter up 9% sequentially and 21% year-over-year

•	Total recurring revenue for fiscal 2012 up 18% over fiscal 2011

•	eGain expects fiscal 2013 total annual hosting revenue growth of 40% year-over-year

•	eGain expects fiscal 2013 total annual revenue growth of between 20% and 25% year-over-year

Sunnyvale, Calif. (August 29, 2012) – eGain Communications (NASDAQ: EGAN), a leading provider of cloud and on-site customer interaction software, today announced results for its fiscal 2012 fourth quarter and full year ended June 30, 2012.

“In fiscal 2012, as planned, we significantly expanded distribution, adding new global partners like SAP. At the same time, we invested in client success by growing our global services team and accelerating product innovation,” said Ashu Roy, eGain’s CEO.

“Results of our investments are starting to show. New orders for the fourth quarter were the strongest of any quarter in a decade. In the second half of fiscal 2012, we also saw a significant increase in demand for our hosted solutions. In fact, our new hosted contractual commitments were up 384% for the six months when compared to the same period last year. While this booking mix shift to hosting from license negatively impacted our revenue and profitability for the year, it delivers increased revenue visibility for us in fiscal 2013 and beyond.”

Mr. Roy concluded, “Looking ahead, we believe we are well positioned to capitalize on the market dynamics, including recent industry consolidation. We are pleased with our sales pipeline and our prospects for meaningful growth in fiscal 2013.”

Fiscal 2012 Fourth Quarter and Full Year Results:

Revenue: Total revenue for the fiscal fourth quarter was $10.6 million, compared to $12.6 million for the fourth quarter of fiscal 2011. License revenue for the fiscal fourth quarter was $2.3 million, compared to $5.6 million for fourth quarter last year. Recurring revenue for the fiscal fourth quarter was $6.3 million, an increase of 21% on a year-over-year basis. Professional services revenue for the fiscal fourth quarter was $2.0 million, an increase of 15% on a year-over-year basis.

For the full fiscal year 2012, total revenue was $43.4 million, compared to $44.1 million for fiscal 2011. License revenue was $11.1 million compared to $17.4 for fiscal 2011. The year-over-year decrease in license revenue is primarily attributable to the continued shift to hosting delivery model. Recurring revenue was $23.6 million, an increase of 18% on a year-over-year basis. Professional services revenue was $8.7 million, an increase of 31% on a year-over-year basis.

Gross Profit: Gross profit for the fiscal fourth quarter was $6.7 million, compared to $9.7 million for the fourth quarter of fiscal 2011. Gross margin for the fiscal fourth quarter was 63%, compared to 77% in the fourth quarter last year. The recurring revenue gross margin for the fiscal fourth increased to 77%, compared to 73% in the fourth quarter last year.

For the full fiscal year 2012, gross profit was $29.9 million, compared to $33.1 million in fiscal 2011. Gross margin was 69%, compared to 75% for fiscal 2011. This decrease in gross margin is primarily attributed to the shift from license revenue to more hosting based revenue, as a percentage of total revenue. The recurring revenue gross margin increased to 77%, from 74% for fiscal 2011.

Earnings per Share: Net loss for the fiscal fourth quarter was $3.4 million, or a loss of $0.14 per share, compared to net income of $2.1 million, or $0.09 per share on a basic and $0.08 per share on a diluted basis, for the fourth quarter of last year. Net loss for the fiscal fourth quarter included stock-based compensation expense of $336,000 and interest and tax expense of $392,000, compared to stock-based compensation expense of $60,000 and interest and tax expense of $478,000 in the fourth quarter last year.

For the full fiscal year 2012, net loss for fiscal 2012 was $4.9 million, or a loss of $0.20 per share, compared to a net income of $8.5 million, or $0.37 per share on a basic and $0.35 per share on a diluted basis, for fiscal 2011. Net loss for fiscal 2012 included stock-based compensation expense of $856,000 and interest and tax expense of $1.1 million, compared to stock-based compensation expense of $218,000 and interest and tax expense of $1.4 million, for fiscal 2011.

Cash: Total cash, cash equivalents and restricted cash decreased to $10.9 million at June 30, 2012, from $12.5 million at June 30, 2011. Cash provided by operations was $900,000 for fiscal 2012, compared to cash provided by operations of $6.8 million for fiscal 2011.

Deferred Revenue:

Deferred revenue increased to $8.1 million at June 30, 2012, compared to $5.8 million at June 30, 2011. Unbilled deferred revenue, representing business that is contracted but not yet invoiced or collected and off balance sheet, ended the fiscal year at approximately $20.7 million, up from approximately $11.9 million at the end of fiscal 2011.

Fiscal 2013 Guidance: Based on an estimated split of 40% new license contracts and 60% new hosting contracts for fiscal 2013, eGain is estimating fiscal 2013 annual total revenue growth to be between 20% and 25% and annual hosting revenue growth of 40%.

Quarterly Conference Call

eGain will discuss its quarterly results today via teleconference at 5:00 p.m. Eastern Daylight Time. To access the live call, please dial (866) 219-5829, or outside the U.S. (703) 639-1123, at least five minutes prior to the start time. A live webcast of the call can be accessed from the investors section at www.egain.com. An audio replay of the conference call can be accessed at (888) 266-2081 (U.S. toll-free) or (703) 925-2533 (international). The replay will be available starting two hours after the call and remain in effect for one week. The required pass code is #1588409. An archive of the webcast will also be available on the investors section at www.egain.com.

About eGain

eGain (NASDAQ: EGAN) is a leading provider of cloud and on-site customer interaction hub software. For over a decade, eGain solutions have helped improve customer experience, optimize service process and grow sales—across the web, social, and phone channels. Hundreds of the world’s largest companies rely on eGain to transform their fragmented sales engagement and customer service operations into unified Customer Interaction Hubs (CIHs).

Headquartered in Sunnyvale, California, eGain has operating presence in North America, EMEA, and APAC. To find out more about eGain, visit http://www.eGain.com or call the company’s offices: +1-800-821-4358 (US), +44-(0)-1753-464646 (EMEA), or +91-(0)-20-6608-9200 (APAC).

Note: eGain, the eGain logo, and all other eGain product names and slogans are trademarks or registered trademarks of eGain Communications Corp. in the United States and/or other countries. All other company names and products mentioned in this release may be trademarks or registered trademarks of the respective companies.

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Cautionary Note Regarding Forward-Looking Statements

All statements in this release that involve eGain’s forecasts (including the above stated guidance), beliefs, projections, expectations, including but not limited to our financial performance and guidance, the anticipated growth of our business, market trends, plans to invest in our business and expectations regarding the market acceptance of our products, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on information available to eGain at the time of this release, are not guarantees of future results; rather, they are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in this release. These risks include, but are not limited to, the uncertainty of demand for eGain products, including our guidance regarding revenue and mix of new license and hosting contracts; our expectations related to our operations; our ability to invest resources to improve our products and continue to innovate; our partnerships; our future markets; and other risks detailed from time to time in eGain’s filings with the Securities and Exchange Commission, including eGain’s annual report on Form 10-K filed on September 27, 2011, and eGain’s quarterly reports on Form 10-Q. eGain assumes no obligation to update these forward-looking statements.

Note: eGain is a registered trademark, and the other eGain product and service names appearing in this release are trademarks or service marks, of eGain Communications Corp. All other company names and products are trademarks or registered trademarks of their respective companies.

Company Contact: Eric Smit, CFO 408-636-4455 iregain@eGain.com	Investor Relations: Charles Messman or Todd Kehrli MKR Group, Inc. 323-468-2300 egan@mkr-group.com

eGain Communications Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2012	June 30, 2011
ASSETS

Current assets:
Cash and cash equivalents	$9,911	$12,424
Short term investments	—	633
Current portion of restricted cash	35	39
Accounts receivable, net	6,535	8,197
Prepaid and other current assets	795	553

Total current assets	17,276	21,846

Property and equipment, net	2,295	1,015
Goodwill, net	4,880	4,880
Restricted cash, net of current portion	1,000	—
Other assets	894	483

Total assets	$26,345	$28,224

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,875	$924
Accrued compensation	3,385	3,279
Accrued liabilities	1,549	1,911
Current portion of deferred revenue	6,896	5,215
Current portion of capital lease obligation	—	28
Current portion of bank borrowings	1,666	1,667
Current portion of related party notes payable	—	4,975

Total current liabilities	15,371	17,999

Deferred revenue, net of current portion	1,187	609
Related party notes payable	5,563	—
Bank borrowings, net of current portion	1,667	3,333
Other long term liabilities	242	271

Total liabilities	24,030	22,212

Stockholders' equity:
Common stock	24	24
Additional paid-in capital	326,742	325,569
Notes receivable from stockholders	(85)	(82)
Accumulated other comprehensive loss	(750)	(800)
Accumulated deficit	(323,616)	(318,699)

Total stockholders' equity	2,315	6,012

Total liabilities and stockholders' equity	$26,345	$28,224

eGain Communications Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2012	2011	2012	2011
Revenue:
License	$2,300	$5,632	$11,067	$17,371
Recurring	6,302	5,192	23,594	20,040
Professional services	2,034	1,764	8,703	6,654

Total revenue	10,636	12,588	43,364	44,065
Cost of license	(38)	(1)	(39)	34
Cost of recurring	1,467	1,393	5,363	5,273
Cost of professional services	2,486	1,488	8,112	5,609

Gross profit	6,721	9,708	29,928	33,149

Operating expenses:
Research and development	1,760	1,486	6,132	5,551
Sales and marketing	6,158	4,337	21,181	13,932
General and administrative	1,457	1,485	5,743	3,974

Total operating expenses	9,375	7,308	33,056	23,457
Income / (loss) from operations	(2,654)	2,400	(3,128)	9,692
Interest expense, net	(134)	(398)	(722)	(1,230)
Other income (expense), net	(371)	162	(677)	245

Income / (loss) before income tax	(3,159)	2,164	(4,527)	8,707
Income tax provision	(258)	(80)	(390)	(196)

Net Income / (loss)	$(3,417)	$2,084	$(4,917)	$8,511

Per share information:

Basic net income / (loss) per common share	$(0.14)	$0.09	$(0.20)	$0.37

Diluted net income / (loss) per common share	$(0.14)	$0.08	$(0.20)	$0.35

Weighted average shares used in computing basic net income / (loss) per common share	24,450	24,047	24,329	22,709

Weighted average shares used in computing diluted net income / (loss) per common share	24,450	25,846	24,329	24,289

Summary of stock-based compensation included in the costs and expense above:
Cost of professional services and recurring revenue	24	10	77	32
Research and development	75	11	180	52
Sales and marketing	93	14	274	46
General and administrative	144	25	325	88